EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Qualification Amendment No. 1 to Offering Statement on Form 1-A (File No. 024-10723) of Social Investment Holdings, Inc. of our report dated July 18, 2018, relating to the financial statements of Social Investment Holdings, Inc. at March 31, 2018 and 2017, and for the year ended March 31, 2018 and the period ended March 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

July 18, 2018